EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                 CONTACT:  Mr. Xiangqian Li
                                                                86 755 89770093
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Medina Coffee, Inc.
BAK International, LTD.
BAK Industrial Park, No.1 BAK Street
Kuichong Town, Longang District
Shenzhen, People's Republic of China
                                                                    NEWS RELEASE
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              BAK INTERNATIONAL, LTD. COMPLETES $17 MILLION PRIVATE
                     FINANCING AND GOING PUBLIC TRANSACTION

Shenzhen,  China,  January  20,  2005 - Medina  Coffee,  Inc.  (OTCBB:  MCFF.OB)
announced today the closing of a stock exchange transaction with BAK International, LTD., a Hong Kong company ("BAK"). The companies will operate on a consolidated basis, executing upon the current business plan of BAK's wholly-owned subsidiary located in the People's Republic of China ("PRC"). Immediately preceding the consummation of the exchange transaction, BAK closed a private placement of securities whereby it issued an aggregate of 8,600,433 shares of its common stock for gross proceeds of $17million, or $1.98 per share. As a result of the one-for-one share exchange transaction, BAK's stockholders, including participants in BAK's private offering, were issued 39,826,075 shares of Medina's common stock representing in the aggregate 97.2% of Medina's 40,978,533 issued and outstanding shares of common stock immediately following the closing. As a result of the exchange transaction, Mr. Xiangqian Li was appointed to the Board of Directors of Medina, and Mr. Li, as well as other senior management of BAK, were elected as executive officers of Medina upon the resignation of the company's sole executive. Medina's shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, MCFF.OB.

BAK, through its wholly-owned PRC subsidiary, manufactures and distributes a wide variety of standard and customized lithium ion rechargeable batteries. BAK supplies rechargeable lithium ion batteries for use in mobile phones and various other portable electronic applications, including high-power handset telephones, laptop computers, digital cameras and video camcorders, MP3's, electric bicycles and general industrial applications. BAK's battery products fall into three categories, steel cell, aluminum cell and cylindrical cell. BAK operates sales and service branches in six principal coastal cities and Beijing in the PRC.

For the year ended September 30, 2004, BAK, on a consolidated basis, generated approximately $63.75 million in gross revenues, compared to approximately $20.05 million in gross revenues for the year ended September 30, 2003, representing an increase of approximately 218%. BAK, on a consolidated basis, achieved net income of approximately $6.75 million for the year ended September 30, 2004, compared to net income of approximately $3.58 million for the year ended September 30, 2003.

Mr. Xianqian Li, Chief Executive Officer of Medina, stated, "We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction. We believe these transactions will afford us access to the US capital markets in hopes of capitalizing on what we perceive to be tremendous growth opportunities in the battery market place both in China and internationally." He added, "These events are also significant because they will allow us to launch several new products and continue the expansion of our marketing efforts."


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FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Medina and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Medina is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.